U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 30, 2019

SUNSHINE BIOPHARMA, INC.
(Exact name of small business issuer as specified in its charter)

Colorado	000-52898	20-5566275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6500 Trans-Canada Highway
4th Floor
Pointe-Claire, Quebec, Canada H9R 0A5
 (Address of principal executive offices)

514) 426-6161
(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.02    Termination of a Material Definitive Agreement

On January 1, 2018 we had entered into a share purchase agreement with Mohamed Belhaj (the "SPA") through which we acquired all of the issued and outstanding shares of Atlas Pharma Inc. (the “Shares”). In connection with the said SPA we issued a promissory note (the “Promissory Note”) having a principal amount of $450,000 Canadian (approximately $346,000 US) and requiring payments of interest and principal in the amount of $10,000 Canadian (approximately $7,700 US) per calendar quarter. The Promissory Note is secured by the Shares.

On June 30, 2019 we informed Mr. Belhaj that we were unable to make the payment under the Promissory Note due on that date and further advised that we did not believe we would be able to make any subsequent payments as well. As such, we agreed to assign the Shares back to him in exchange for cancellation of the Promissory Note and all obligations thereunder (the “Agreement”).

As part of the terms of the Agreement all intercompany loans between us and Atlas were also cancelled. In addition, all obligations arising out of the Agreement and the relationship between the parties were released.

Item 9.01    Financial Statements and Exhibits

(b) Exhibits. The following exhibits are included in this report:

No.	Description
10.14	Share Transfer Agreement with Atlas Pharma Inc., et al.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 19, 2019	SUNSHINE BIOPHARMA, INC.
(Registrant)

By: /s/ Dr. Steve N. Slilaty
Dr. Steve N. Slilaty, Chief Executive Officer

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